Exhibit 2.1

May 31, 2005

Nexen Inc.
801 – 7th Avenue S.W.
Calgary, AB T2P 3P7

Ladies and Gentlemen:

Re: Amendment No. 1 to Registration Statement on Form F-10

We hereby consent to the reference to us in Amendment No. 1 to the registration statement number 333-125019 on Form F-10 (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Nexen Inc. relating to the offering of up to US$1,500,000,000 of debt and/or equity securities and to the use of our name under the heading “Legal Matters” in the Prospectus included in the Registration Statement. We also consent to the reference to our opinion under the heading “Enforceability of Civil Liabilities” in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP